United States

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) February 2, 2012

OphthaliX Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-52545	88-0445167
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

123 West Nye Lane, Suite 129, Carson City, NV	89706
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: +(972) 36133372

Denali Concrete Management, Inc.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 29, 2012, the number of directors of OphthaliX, Inc. (the “Company”) was increased to four persons and effective February 2, 2012, Dr. Roger Kornberg was appointed as a director to fill the vacancy created by the increase in the number of directors. In connection with the appointment of Dr. Kornberg, the Company entered into an agreement to pay director fees for attendance at meetings of the Board of Directors or any committee of the Board. Dr. Kornberg will receive US$2,000 for attendance in person at a meeting of the Board, US$750 for attendance by telephone at a meeting of the Board, and US$750 for attendance at each meeting of any committee of the Board. Management has not determined what, if any, committees to which Dr. Kornberg may be appointed. In addition, the Company granted ten-year options to purchase 235,000 common shares of the Company at $2.00 per share. The options will vest as follows: 19,583 on March 31, 2012 and 19,583 on the last day of each month thereafter so long as he remains a director until fully vested. The options will be granted under the Company’s 2012 Stock Incentive Plan. The agreement prohibits Dr. Kornberg from employment or connection with, or holding any office in, any business or undertaking which competes with any business of the Company or is a customer or supplier of the Company.

A press release announcing the appointment of Dr. Kornberg is included as an exhibit to this report.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated February 6, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OphthaliX, Inc.

Date: February 6, 2012	By:	/s/ Pnina Fishman
Pnina Fishman, Chief Executive Officer

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